Exhibit 99.1

Greatbatch, Inc. Reports First Quarter 2009 Results

CLARENCE, N.Y.--(BUSINESS WIRE)--May 6, 2009--Greatbatch, Inc. (NYSE: GB), today announced its results of operations for the first quarter ended April 3, 2009.

Business Highlights

  Reported sales of $139.8 million for the first quarter, a 14% increase over the first quarter of 2008.
  GAAP EPS of $0.28 per share and Adjusted EPS of $0.41 per share for the quarter.
  Operating Margin improved to 10.6% on a GAAP basis and 12.6% on an adjusted basis.

“This was another solid quarter for Greatbatch, as we continued the positive momentum with which we finished 2008,” began Thomas J. Hook, Greatbatch’s President & Chief Executive Officer. “Our revenue growth was driven by the strong performance seen in our Greatbatch Medical division, and is a testament to the execution we have made on our strategic goals. The integration of our acquisitions continues to benefit the Company, including higher growth in new markets and cross selling opportunities across a broader customer base. Additionally, we launched a new branding initiative to unify our existing businesses under a common vision and consolidated our medical entities under a single brand — “Greatbatch Medical.”

“While we certainly are not immune to the impact of the strained economic environment, particularly as evidenced by the pressure on our Electrochem business, our performance demonstrates the success of our balanced approach to diversifying our revenue base, continuously generating value through operating performance improvements, and delivering innovative new products to our customers.”

First Quarter Results

Consolidated sales in the first quarter of 2009 were $139.8 million, an increase of 14% over the comparable 2008 period. This growth was driven by Cardiac Rhythm Management (“CRM”) and Neuromodulation revenue and the benefit of a full quarter of Orthopaedic operations ($8 million) as compared to the first quarter 2008. Partially offsetting these increases were lower Electrochem revenue due to a slow-down in the energy markets and approximately $3 million of foreign currency impact on our Orthopaedic sales. Organic constant currency growth for the quarter was approximately 10%.

Cost of sales as a percentage of revenue for the quarter was 68.4%, compared to 78.1% for the first quarter 2008. This improvement was driven by higher production volume as well as the impact of consolidation initiatives completed over the past year. Additionally, first quarter 2008 cost of sales included $6.4 million, or 5.3% of sales, of acquisition related inventory step-up amortization.

Selling, general and administrative expenses as a percentage of sales decreased 160 basis points to 13.4% compared to the first quarter 2008. This improvement reflects the various cost cutting and integration initiatives implemented over the last twelve months.

Net research, development and engineering costs (“RD&E”) for the 2009 first quarter were $7.9 million which, as expected, were lower as a percentage of sales versus first quarter 2008 due to the realignment of these operations in 2008. We expect RD&E to increase as a percentage of sales for the remainder of 2009 as we continue to invest resources in the development of new technologies in order to provide solutions to our customers and ultimately drive long-term growth.

As a result of the above, operating income stated in accordance with generally accepted accounting principles (“GAAP”) for the first quarter of 2009 was $14.8 million, compared to a loss of $4.1 million in 2008. Similarly, adjusted operating income was $17.6 million in the first quarter 2009, compared to $5.6 million for the first quarter 2008. Adjusted amounts exclude the impact of acquisition-related charges (in-process research and development (“IPR&D”), inventory step-up amortization), as well as facility consolidation, manufacturing transfer, and system integration expenses. (See Table A for reconciliations of adjusted amounts to GAAP).

Effective in the first quarter of 2009, the Company adopted FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion.” This FSP requires issuers of convertible debt to recognize interest cost at their nonconvertible debt borrowing rate. The impact of the adoption of this statement was to increase the Company’s non-cash interest expense by $1.8 million for the first quarter of 2009, or $0.05 per diluted share. Additionally, FSP APB 14-1 requires the restatement of prior year financial statements when presented. As a result, 2008 interest expense has been restated to include $1.6 million ($1.1 million after-tax) related to this FSP, or $0.05 per diluted share.

The effective tax rate for the first quarter 2009 was 31.5%, compared to 39.6% for the same period in 2008. The 2009 first quarter effective tax rate includes the favorable impact of a Swiss tax holiday and federal research and development tax credits. Additionally, the 2008 first quarter effective rate included the impact of $2.2 million of IPR&D, which was not deductible for tax purposes. The effective tax rate for 2009 is expected to be approximately 32%.

The net impact of items described above resulted in earnings per diluted share on a GAAP basis of $0.28 per share in the quarter, compared to a loss of $0.20 per share in first quarter of 2008. Adjusted earnings per diluted share were $0.41 per share in the quarter, an increase from $0.16 per share in the first quarter 2008. (See Table B for reconciliations of adjusted amounts to GAAP)

Consistent with our expectations, cash flows from operations for the first quarter of 2009 were approximately break-even compared to $3.1 million for the 2008 first quarter. This decrease was primarily due to a one-time contractual raw material inventory purchase related to the acquisition of our Chaumont France facility.

“We delivered strong operating margins this quarter, which is attributable to various cost cutting and consolidation initiatives and implementation of the Greatbatch operating model across all of our business lines. In addition, we continued to make progress with the on-going consolidation of our Blaine and Exton facilities, and have accelerated the Teterboro consolidation into our Raynham facility for more efficient capacity utilization,” commented Thomas J. Mazza, Senior Vice President & Chief Financial Officer. “Despite the uncertainty in the macroeconomic environment, we remain confident in our ability to deliver solid revenue and operating performance throughout 2009 while continuing to invest in new technologies to support our long term growth initiatives and increase value for our shareholders.”

Product Lines

The following table summarizes the Company’s sales by major product lines for the first quarters of 2009 and 2008 (in thousands):

	2009	2008	%
Business Unit/Product Lines	1st Qtr.	1st Qtr.	Change
Greatbatch Medical
CRM/Neuromodulation	$77,267	$65,164	19%
Vascular Access	10,733	9,567	12%
Orthopaedic	34,083	27,786	23%
Total Greatbatch Medical	122,083	102,517	19%
Electrochem	17,735	19,637	-10%
Total Sales	$139,818	$122,154	14%

Greatbatch Medical

CRM and Neuromodulation revenue of $77.3 million for the quarter increased 19% over the prior year quarter. The first quarter’s results benefited from strong feedthrough, coated component and medical battery revenue that was partially offset by lower capacitor sales. We continue to work with our customers to provide them cost effective technological advantages to enable them to bring solutions to market, which ultimately will drive our revenue growth.

First quarter revenues for the Vascular Access product line were $10.7 million, compared to the prior year quarter revenues of $9.6 million. This increase was primarily due to higher sales of introducer products that was partially offset by lower catheter revenue.

Orthopaedic product line revenues were $34.1 million for the quarter, compared to $27.8 million for first quarter 2008. First quarter year-over-year comparisons for Orthopaedic sales include the benefit of a full quarter of revenues from the 2008 acquisitions of approximately $8 million, partially offset by foreign currency exchange rate fluctuations of approximately $3 million and other market conditions.

Electrochem

First quarter 2009 sales for the Electrochem business segment were $17.7 million, compared to $19.6 million in the first quarter of 2008. This decrease is primarily related to the slowdown in the oil and gas markets, which caused customers to reduce inventory levels and push back projects. We continue to actively manage our business so that we will be better prepared to meet the needs of our customers once the markets recover.

Financial Guidance

Consistent with previous guidance, our current expectations is for 2009 annual revenue to be in the range of $550 million to $600 million and for adjusted operating income to be between 11.0% and 13.0% of sales in 2009. Adjusted operating income excludes non-recurring costs associated with plant consolidations and integration of acquisitions of approximately $10 million to $13 million.

Conference Call

The Company will host a conference call on Thursday May 7, 2009 at 8:00 a.m. E.T. to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 11:00 a.m. E.T. on May 7, 2009 until May 14, 2009. To access the replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter the passcode 91410012.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long lasting performance through its brands Greatbatch Medical and Electrochem. Greatbatch Medical develops and manufactures critical technologies used in medical devices for the cardiac rhythm management, neuromodulation, vascular access and orthopaedic markets. Electrochem is a world leader in the design and manufacture of technology solutions for industrial applications. Additional information about the Company is available at www.greatbatch.com.

Forward-Looking Statements

Some of the statements in this press release and other written and oral statements made from time to time by the Company and its representatives are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. In addition, the information provided under the caption “Financial Guidance” above consists of forward-looking statements. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies and to operate these acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Use of NON-GAAP Financial Information

In addition to our results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we provide adjusted operating income, adjusted net income and adjusted earnings per diluted share. These adjusted amounts consist of GAAP amounts excluding (i) acquisition-related charges, (ii) facility consolidation, manufacturing transfer and system integration charges, (iii) asset disposition and other charges, and (iv) the income tax (benefit) related to these adjustments. Adjusted earnings per diluted share is calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding. We believe that the presentation of adjusted operating income, adjusted net income and adjusted earnings per share provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Table A: Operating Income Reconciliation (in thousands):

	2009	2008
	1st Qtr.	1st Qtr.
Operating income (loss) as reported:	$14,799	$(4,140)
In-process research and development	-	2,240
Acquisition charges (inventory step-up)	-	6,422
Sub-total	14,799	4,522
Adjustments:
Consolidation costs	1,899	330
Integration expenses	863	660
Asset dispositions & other	41	38
Operating income – adjusted	$17,602	$5,550
Operating margin – adjusted	12.6%	4.5%

Table B: Net Income & EPS Reconciliation (in thousands, except per share amounts):

	2009	2008
	1st Qtr.	1st Qtr.
Income (loss) before taxes as reported:	$9,728	$(7,365)
In-process research and development	-	2,240
Acquisition charges (inventory step-up)	-	6,422
Sub-total	9,728	1,297
Adjustments:
Consolidation costs	1,899	330
Integration expenses	863	660
Asset dispositions & other	41	38
Sub-total	12,531	2,325

Impact of FSP APB 14-1	1,775	1,647
Adjusted income before taxes	$14,306	$3,972
Adjusted provision for income taxes	4,666	339
Adjusted net income	$9,640	$3,633
Adjusted diluted EPS	$0.41	$0.16
Number of Shares (thousands)	23,900	22,500

Note:	1) Adjustments to 2008 were made based on the expected full year effective tax rate of 36.0% which includes the impact of IPR&D charges which are not deductible for tax purposes.
2) Adjustments to 2009 have been made based on the statutory tax rate of 35.0%.
3) First quarter 2008 amounts have been retroactively adjusted, as required by GAAP, to reflect the change in accounting under FSP APB 14-1.

GAAP Financial Statements Follow

GREATBATCH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(In thousands except per share amounts)

	Three months ended
	April 3,	March 28,
	2009	2008 (1)

Sales	$139,818	$122,154
Cost and expenses:
Cost of sales - excluding amortization of intangible assets	93,954	93,745
Cost of sales - amortization of intangible assets	1,700	1,710
Selling, general and administrative expenses	18,687	18,347
Research, development and engineering costs, net	7,875	9,224
Acquired in-process research and development	-	2,240
Other operating expense, net	2,803	1,028
Operating income (loss)	14,799	(4,140)
Interest expense	4,889	5,078
Interest income	(25)	(396)
Other (income) expense, net	207	(1,457)
Income (loss) before provision for income taxes	9,728	(7,365)
Provision (benefit) for income taxes	3,064	(2,920)
Net income (loss)	$6,664	$(4,445)

Earnings (loss) per share:
Basic	$0.29	$(0.20)
Diluted	$0.28	$(0.20)

Weighted average shares outstanding:
Basic	22,800	22,400
Diluted	23,900	22,400

(1) First quarter 2008 amounts have been retroactively adjusted, as required by GAAP, to reflect the change in accounting under FSP APB 14-1.

GREATBATCH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(In thousands)

ASSETS	April 3,	January 2,
	2009	2009 (1)
Current assets:
Cash and cash equivalents	$15,098	$22,063
Accounts receivable, net	91,977	86,364
Inventories, net	117,826	112,304
Deferred income taxes	8,062	8,086
Prepaid expenses and other current assets	5,809	6,754
Total current assets	238,772	235,571

Property, plant, and equipment, net	163,713	166,668
Intangible assets, net	122,672	126,389
Goodwill	300,669	302,221
Deferred income taxes	1,867	1,942
Other assets	15,302	15,242
Total assets	$842,995	$848,033

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$39,763	$48,727
Income taxes payable	3,881	4,128
Accrued expenses and other current liabilities	32,571	40,497
Total current liabilities	76,215	93,352

Long-term debt	315,588	314,384
Deferred income taxes	60,011	57,905
Other long term liabilities	7,517	7,601
Total liabilities	459,331	473,242
Stockholders' equity:
Preferred stock	-	-
Common stock	23	23
Additional paid-in capital	288,441	283,322
Treasury stock	-	(741)
Retained earnings	101,927	95,263
Accumulated other comprehensive loss	(6,727)	(3,076)
Total stockholders’ equity	383,664	374,791
Total liabilities and stockholders' equity	$842,995	$848,033

(1) January 2, 2009 amounts have been retroactively adjusted, as required by GAAP, to reflect the change in accounting under FSP APB 14-1.

CONTACT:
Greatbatch, Inc.
Marco Benedetti, 716-759-5856
Corporate Controller